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                                                                    Exhibit 3.18

                        QUINTILES AUSTRIAN HOLDINGS, LLC

                            ARTICLES OF ORGANIZATION

         The undersigned does hereby submit these Articles of Organization for the purpose of forming a limited liability company under the laws of North Carolina, as contained in Chapter 57C of the North Carolina General Statutes, as amended, and to that end does hereby set forth:

         1.       The name of the company is Quintiles Austrian Holdings, LLC.

         2. The duration of the professional limited liability company is perpetual.

         3. The name and address of the organizer executing these Articles of Organization is Martin H. Brinkley, Post Office Box 2611, Raleigh, North Carolina 27602-2611.

         4. The address of the registered office of the limited liability company is 4709 Creekstone Drive, Suite 2, Durham, Durham County, North Carolina 27703-8472, and the name of the initial registered agent at such address is John Russell.

         5. The principal office of the limited liability company is 4709 Creekstone Drive, Suite 2, Durham, Durham County, North Carolina 27703-8472.

         6. All members by virtue of their status as members shall be managers of this limited liability company.

         7. To the full extent from time to time permitted by law, no person who is serving or who has served as a manager of the limited liability company shall be personally liable in any action for monetary damages for breach of his or her duty as a manager, whether such action is brought by or in the right of the limited liability company or otherwise. Neither the amendment or repeal of this Article, nor the adoption of any provision of these Articles of Organization inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a manager of the limited liability company with respect to any matter which occurred, or any cause of action, suit, or claim which but for this Article would have accrued or arisen, prior to such amendment, repeal, or adoption.

         8.       These articles will be effective upon filing.

         IN WITNESS WHEREOF, we have hereunto set our hand this 22nd day of September, 2003.

                                          /s/ Martin H. Brinkley
                                          --------------------------------------
                                          Martin H. Brinkley, Organizer